EXHIBIT 99.1

Main Street Capital Announces Second Quarter 2008 Financial Results

HOUSTON, Aug. 11, 2008 (PRIME NEWSWIRE) -- Main Street Capital Corporation (Nasdaq:MAIN) ("Main Street") announced today its financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights

    * Total investment income of $4.2 million, representing a 33%
      increase over prior year
    * Net investment income of $2.6 million (or $0.29 per share), representing a 166% increase over prior year
    * Net realized income of $2.7 million (or $0.30 per share), representing a 227% increase over prior year
    * Net Asset Value of $116.7 million (or $13.02 per share) at June
      30, 2008, compared to $115.1 million (or $12.85 per share) at
      December 31, 2007
    * Net increase in net assets from operations of $4.5 million (or
      $0.50 per share), representing a 237% increase over prior year
    * Paid quarterly dividend of $0.35 per share
    * Closed two investments totaling approximately $12.0 million of invested capital

Second Quarter 2008 Operating Results

Total investment income increased 33% to $4.2 million in the second quarter of 2008, compared with $3.1 million in the corresponding period of 2007. This comparable period increase was primarily attributable to (i) greater interest income on higher average levels of portfolio debt investments, (ii) greater cash dividend income from portfolio company equity investments, and (iii) greater fee income recognized from portfolio activity. During the second quarter of 2008, cash dividend income was significantly higher than original projections due to several portfolio companies increasing their level of dividend payments. However, interest earned on idle funds investments was lower during the second quarter of 2008, primarily due to significant reductions in the market rates for short-term investments during 2008.

Net investment income increased 166% to $2.6 million, or $0.29 per common share, in the second quarter of 2008, compared with $1.0 million in the corresponding period of 2007. This comparable period increase was primarily attributable to higher levels of total investment income and the absence of professional costs related to Main Street's initial public offering ("IPO") that reduced net investment income during the comparable period of 2007.

Total operating expenses decreased $0.6 million, or 27%, in the second quarter of 2008 compared with the corresponding period in 2007. This comparable period decrease was primarily due to the absence of $0.7 million of professional costs related to Main Street's IPO incurred during 2007, partially offset by $0.1 million in increased interest expense related to Main Street's U.S. treasury-based line of credit. The second quarter 2008 general and administrative expenses included legal and other expenses related to Main Street's fiscal 2007 proxy statement and annual shareholders' meeting, as well as compensation-related expenses commensurate with the administrative and transaction personnel required by Main Street for its current level of investment, reporting and administrative activities. Pursuant to its post-IPO operating plan, Main Street has focused on adding certain key personnel. Main Street has grown from 11 employees at the time of its IPO to 17 employees currently.

Net realized income increased 227% to $2.7 million, or $0.30 per common share, in the second quarter of 2008, compared with $0.8 million in the corresponding period of 2007. This comparable period increase was primarily attributable to a higher level of net investment income and the net realized gain recognized during the second quarter of 2008.

The net increase in net assets increased 237% to $4.5 million, or $0.50 per common share, in the second quarter of 2008, compared with $1.3 million in the corresponding period of 2007. The $0.8 million net change in unrealized depreciation from investments during the second quarter of 2008 was attributable to (i) a reduction for the accounting reclassification of approximately $0.1 million in previously recognized unrealized appreciation into realized income during the quarter, (ii) $2.5 million in unrealized depreciation recognized on three portfolio investments, partially offset by $2.0 million in unrealized appreciation recognized on nine portfolio investments, and (iii) $0.2 million in unrealized depreciation attributable to Main Street's investment in its affiliated investment manager. Main Street's portfolio continues to perform well, as demonstrated by total core portfolio fair value, excluding the investment in affiliated investment manager, representing 108% of the core portfolio cost at June 30, 2008.

During the second quarter of 2008, Main Street also recognized a $2.6 million net income tax benefit primarily related to non-cash deferred taxes on unrealized depreciation for certain portfolio investments that were transferred to Main Street's wholly owned taxable subsidiary. Main Street does not anticipate having this level of net income tax benefit in future periods.

Main Street's ability to pay current dividends is not impacted by changes in unrealized appreciation or depreciation, nor is it impacted by changes in non-cash deferred taxes.

Liquidity and Capital Resources

As of June 30, 2008, Main Street had approximately $40.9 million of total cash and cash equivalents. Consistent with prior estimates, Main Street continues to project that it will be able to fund its investment activities through 2008 without requiring new capital. However, this projection may be impacted by, among other things, the pace of investment originations and investment redemptions, the level of cash flow from operations and cash flow from realized gains, and the level of dividends paid in cash.

During the second quarter of 2008, Main Street also received an exemptive order (the "Order") from the Securities and Exchange Commission ("SEC") to permit co-investments in portfolio companies among Main Street and certain of its affiliates pursuant to the terms and conditions of the Order. The SEC's issuance of the Order will likely slow the pace of growth in Main Street's portfolio, but the benefits of co-investing include more portfolio diversity and an extension of the time horizon for Main Street's existing and available liquidity.

As of June 30, 2008, Main Street had $55 million of SBIC debenture leverage outstanding. The SBIC debenture leverage bears an annual weighted average interest rate of 5.8%, payable semiannually, and matures ten years from original issuance. The first maturity of the existing SBIC debenture leverage will not occur until 2013, and the weighted average maturity of all existing SBIC leverage is 6.9 years from June 30, 2008. As of June 30, 2008, Main Street had a debt to equity ratio of approximately 0.47 to 1.0 and a cash to debt ratio of 0.74 to 1.0.

Key Portfolio Statistics (all as of June 30, 2008) (1)

Main Street had debt and equity investments in 31 portfolio companies with the average portfolio investment at cost equaling less than 4% of total portfolio investments and less than 3% of total assets.

Approximately 84% of Main Street's portfolio investments at cost were in the form of secured debt investments, and approximately 96% of Main Street's debt investments were secured by first priority liens on the assets of portfolio companies. The annual weighted average effective yield on Main Street debt investments held at June 30, 2008 was 13.6%, including amortization of deferred debt origination fees and accretion of original issue discount but excluding any debt investments on non-accrual status. Approximately 86% of Main Street's debt investments at cost were structured at fixed interest rates with cash interest payments generally due monthly.

Based on information provided by our portfolio companies, which we have not independently verified, our portfolio companies had a weighted average net debt (interest-bearing debt less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 3.0 to 1.0 and a total EBITDA to interest expense ratio of approximately 2.7 to 1.0. (2) Excluding all debt that was junior in priority to Main Street's debt position, these ratios were approximately 2.5 to 1.0 and 3.1 to 1.0, respectively. (2)

Main Street had equity ownership in approximately 87% of its portfolio companies and the average fully diluted equity ownership in those portfolio companies was approximately 27%.

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's portfolio was 2.0. At June 30, 2008, Main Street had two investments on non-accrual status representing less than 1% of its total investment portfolio fair value.

Included at the end of this press release is a summary table which presents a sequential quarterly comparison of key portfolio statistics as of June 30, 2008 and March 31, 2008.

Portfolio Activity During the Second Quarter of 2008

In April 2008, Main Street closed an $8.4 million "one-stop" portfolio investment in OMi Holdings, Inc. ("OMi"), a designer, manufacturer and installer of overhead material handling equipment for industrial and commercial uses. Main Street's investment in OMi included a $7.5 million first lien secured debt investment and a $0.9 million equity investment, representing a 29% fully diluted equity interest.

In April 2008, Main Street received final repayment on its remaining debt investment in East Teak Hardwoods, Inc. ("East Teak"). Main Street realized a cash internal rate of return on its $4.2 million debt investment in East Teak of approximately 24%. Main Street continues to maintain its original equity investment in East Teak.

In June 2008, Main Street closed a $3.6 million portfolio investment in Ceres Management, LLC, dba Lamb's Tire and Automotive Centers ("Lambs"), which owns and operates fifteen Goodyear tire retail and automotive repair centers in and around Austin, Texas. Main Street's investment in Lambs included a $2.4 million second lien secured debt investment and a $1.2 million equity investment, representing a 42% fully diluted equity interest.

In June 2008, Main Street received repayments on most of its debt investment in Support Systems Homes, Inc. ("SSH"). Main Street has realized to date a cash internal rate of return on its $1.7 million debt investment in SSH of approximately 22%. Main Street continues to maintain a $0.2 million second lien secured debt investment in SSH.

Portfolio Activity Subsequent to the Second Quarter of 2008

In July 2008, Main Street realized a $6.4 million gain, including structuring and advisory fees, related to the sale of substantially all of the assets of portfolio company TA Acquisition Group, LP ("Travis Aggregates") to a subsidiary of Texas Industries, Inc. (NYSE:TXI). The net sale proceeds received by Main Street related to its equity interests in Travis Aggregates were approximately 19 times Main Street's original equity investment of $0.4 million. In connection with the sale of assets by Travis Aggregates, Main Street also received full repayment of its remaining first lien secured debt investment. Main Street recognized a total compounded annual rate of return over the term of its investment in Travis Aggregates equal to approximately 56%, including interest, dividends, fees and the gain realized on the sale of assets.

Dividend Activity / Monthly Dividend Guidance

Since its October 2007 initial public offering, Main Street has generated net realized income equal to 114% of its growing dividend payments.

In June 2008, Main Street paid its third sequential quarterly dividend of $0.35 per share. This quarterly dividend represented a 2.9% sequential increase from the immediately prior quarterly dividend that was paid in March 2008.

On July 31, 2008, Main Street declared its fourth sequential quarterly dividend of $0.36 per share, which will be paid on September 12, 2008 to stockholders of record on August 14, 2008. This quarterly dividend represents a 2.9% sequential increase from the prior quarterly dividend paid in June 2008.

As previously announced, during the fourth quarter of 2008, Main Street will begin paying dividends to its shareholders on a monthly basis instead of continuing to pay dividends on a quarterly basis. Main Street anticipates declaring per share dividends during the fourth quarter of 2008 in the range of $0.12 to $0.125 per month, or in the range of $0.36 to $0.375 per share for the entire fourth quarter of 2008. The anticipated per share dividend range for the fourth quarter of 2008 represents a 9.1% to 13.6% increase from the quarterly per share dividend paid in the fourth quarter of 2007. The anticipated per share dividend range for the fourth quarter of 2008 also represents an approximate annualized yield of 11.0% to 12.0% based on Main Street's current share price. The projected dividend range for the fourth quarter of 2008 coupled with the dividends declared or paid to date during 2008 equates to a range of $1.41 to $1.425 per share for total 2008 calendar year dividends. The projected dividend range for 2008 is based upon Main Street's current estimate of 2008 taxable income and anticipated portfolio activity.

It is currently estimated that 30% to 40% of the total 2008 calendar year dividends will be designated as long-term capital gain for tax purposes with the remainder designated as ordinary taxable income or short-term capital gain. The final determination of the tax attributes for the 2008 calendar year dividends will be made after the close of the 2008 tax year and may differ from the estimates above. Based upon current projections of 2008 taxable income and 2008 dividends, Main Street also expects to generate excess undistributed taxable income during 2008 that it intends to carry forward for distribution during 2009.

Second Quarter 2008 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Tuesday, August 12, 2008 at 10:00 a.m. Eastern Time to discuss the second quarter 2008 financial results.

You may access the conference call by dialing (303) 262-2075 or (800) 218-0530 and requesting the Main Street Capital conference call at least 10 minutes prior to the start time. The conference call can also be accessed via a webcast by logging into the investor relations section of the Main Street web site at www.mainstcapital.com.

A telephonic replay of the conference call will be available through August 19, 2008 and may be accessed by dialing (303) 590-3000 and using the passcode 11117713#. An audio archive will also be available on the investor relations section of the Main Street web site at www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the second quarter 2008 Main Street Form 10-Q to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2008 Investor Presentation to be posted on the investor relations section of the Company's website (www.mainstcapital.com).

(1) All key portfolio statistics are calculated exclusive of Main Street's portfolio investment in Main Street Capital Partners, LLC, the wholly owned investment manager.

(2) For purposes of calculating these ratios, one portfolio company with significant cash in excess of its outstanding debt and one development-stage portfolio company with a net debt to EBITDA ratio that exceeds 15.0 to 1.0 have both been excluded.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street's investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives to its portfolio companies.

The Main Street Capital Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4309

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact our future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding our goals, beliefs, strategies and future operating results and cash flows, including but not limited to: our estimate regarding the ability to fund investment activities during 2008 without raising additional capital, our estimate of the range for the fourth quarter 2008 and total 2008 dividends, our estimates regarding the tax attributes of 2008 dividends, our estimates of the annualized yield represented by the fourth quarter 2008 dividend range, and estimates regarding the carry forward of excess undistributed taxable income from 2008 for distribution in 2009. Although our management believes that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: our continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which our portfolio companies operate; changes in laws and regulations that may adversely impact our operations or the operations of one or more of our portfolio companies; the operating and financial performance of our portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Special Note Regarding Forward-Looking Statements" and "Risk Factors" included in our filings with the Securities and Exchange Commission (www.sec.gov). We undertake no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

                     MAIN STREET CAPITAL CORPORATION
                  Consolidated Statements of Operations
                               (Unaudited)

                             Three Months            Six Months
                            Ended June 30,          Ended June 30,
                       ----------------------- -----------------------
                           2008        2007        2008        2007
                       ----------- ----------- ----------- -----------

 INVESTMENT INCOME:
  Interest, fee and
   dividend income:
   Control investments $ 2,667,708 $ 1,130,478 $ 4,574,610 $ 2,254,431
   Affiliate
    investments          1,043,901   1,577,492   2,108,862   2,508,657
   Non-Control/Non-
    Affiliate
    investments            309,643     219,063     742,996     417,413
                       ----------- ----------- ----------- -----------

 Total interest, fee
  and dividend income    4,021,252   2,927,033   7,426,468   5,180,501
 Interest from idle
  funds and other          155,659     215,251     777,809     374,360
                       ----------- ----------- ----------- -----------

 Total investment
  income                 4,176,911   3,142,284   8,204,277   5,554,861
                       ----------- ----------- ----------- -----------

 EXPENSES:
  Management fees to
   affiliate                    --   (499,979)          --   (999,958)
  Interest               (921,206)   (840,588) (1,803,842) (1,547,242)
  General and
   administrative        (669,130)   (135,570) (1,309,799)   (171,335)
  Professional costs
   related to initial
   public offering              --   (695,250)          --   (695,250)
                       ----------- ----------- ----------- -----------

 Total expenses        (1,590,336) (2,171,387) (3,113,641) (3,413,785)
                       ----------- ----------- ----------- -----------

 NET INVESTMENT INCOME   2,586,575     970,897   5,090,636   2,141,076
                       ----------- ----------- ----------- -----------

 NET REALIZED GAIN
  (LOSS) FROM
  INVESTMENTS:
  Control investments           --          --          --     611,250
  Affiliate investments     99,154   (150,000)     710,404     256,179
  Non-Control/Non-
   Affiliate
   investments                  --          --          --   (270,538)
                       ----------- ----------- ----------- -----------
 Total net realized
  gain (loss) from
  investments               99,154   (150,000)     710,404     596,891
                       ----------- ----------- ----------- -----------

 NET REALIZED INCOME     2,685,729     820,897   5,801,040   2,737,967
                       ----------- ----------- ----------- -----------

 NET CHANGE IN
  UNREALIZED
  APPRECIATION
  (DEPRECIATION)
  FROM INVESTMENTS:
  Control investments    (186,405)      20,000     884,704   (641,250)
  Affiliate investments  (443,584)     450,001   (940,952)     663,822
  Non-Control/Non-
   Affiliate
   investments              58,766      39,999      58,766     349,832
  Investment in
   affiliated
   Investment Manager    (234,733)          --   (464,462)          --
                       ----------- ----------- ----------- -----------
   Total net change in
    unrealized
    appreciation
    (depreciation) from
     investments         (805,956)     510,000   (461,944)     372,404
                       ----------- ----------- ----------- -----------

 Income tax benefit     2,608,324           --   2,351,636          --
                       ----------- ----------- ----------- -----------

 NET INCREASE IN NET
  ASSETS RESULTING
  FROM OPERATIONS      $ 4,488,097 $ 1,330,897 $ 7,690,732 $ 3,110,371
                       =========== =========== =========== ===========

 NET INVESTMENT INCOME
  PER COMMON SHARE-
  BASIC AND DILUTED    $      0.29 $      0.11 $      0.57 $      0.25
                       =========== =========== =========== ===========

 NET REALIZED INCOME
  PER COMMON SHARE-
  BASIC AND DILUTED    $      0.30 $      0.10 $      0.65 $      0.32
                       =========== =========== =========== ===========

 DIVIDENDS/
  DISTRIBUTIONS PER
  COMMON SHARE         $      0.35 $      0.12 $      0.69 $      0.54
                       =========== =========== =========== ===========

 NET INCREASE IN NET
  ASSETS RESULTING FROM
  OPERATIONS PER COMMON
  SHARE-BASIC AND
  DILUTED              $      0.50 $      0.16 $      0.86 $      0.36
                       =========== =========== =========== ===========

 WEIGHTED AVERAGE
  SHARES OF COMMON
  STOCK OUTSTANDING-
  BASIC AND DILUTED      8,959,718   8,526,726   8,959,718   8,526,726
                       =========== =========== =========== ===========

                        MAIN STREET CAPITAL CORPORATION
                          Consolidated Balance Sheets

                                       June 30,          December 31,
                                         2008                2007
                                     -------------      -------------
 ASSETS                               (Unaudited)

  Investments at fair value:
   Control investments (cost:
    $64,258,409 and $43,053,372
    as of June 30, 2008 and
    December 31, 2007,
    respectively)                    $  70,135,635      $  48,108,197
   Affiliate investments (cost:
    $33,866,635 and $33,037,053
    as of June 30, 2008 and
    December 31, 2007,
    respectively)                       36,127,151         36,176,216
   Non-Control/Non-Affiliate
    investments (cost:
    $6,133,213 and $3,381,001
    as of June 30, 2008 and
    December 31, 2007,
    respectively)                        6,551,980          3,741,001
   Investment in affiliated
    Investment Manager (cost:
    $18,000,000 as of June 30,
    2008 and December 31, 2007)         17,160,538         17,625,000
                                     -------------      -------------

     Total investments (cost:
      $122,258,257 and
      $97,471,426 as of June
      30, 2008 and December 31,
      2007, respectively)              129,975,304        105,650,414

   Idle funds investments                       --         24,063,261
   Cash and cash equivalents            40,858,475         41,889,324
   Other assets                          1,203,954          1,574,888
   Deferred financing costs
    (net of accumulated
    amortization of $668,532
    and $529,952 as of June 30,
    2008 and December 31, 2007,
    respectively)                        1,547,949          1,670,135
                                     -------------      -------------

     Total assets                    $ 173,585,682      $ 174,848,022
                                     =============      =============

 LIABILITIES

  SBIC debentures                    $  55,000,000      $  55,000,000
  Deferred tax liability                   481,402          3,025,672
  Interest payable                       1,100,589          1,062,672
  Accounts payable and other
   liabilities                             345,956            610,470
                                     -------------      -------------

     Total  liabilities                 56,927,947         59,698,814
  Commitments and contingencies

 NET ASSETS

  Common stock, $0.01 par value
   per share (150,000,000
   shares authorized and
   8,959,718 shares issued and
   outstanding as of June 30,
   2008 and December 31, 2007)              89,597             89,597
  Additional paid in capital           104,076,033        104,076,033
  Undistributed net realized
   income                                5,685,966          6,067,131
  Net unrealized appreciation
   from investments, net of
   income taxes                          6,806,139          4,916,447
                                     -------------      -------------

     Total net assets                  116,657,735        115,149,208
                                     -------------      -------------

     Total liabilities and
      net assets                     $ 173,585,682      $ 174,848,022
                                     =============      =============

 Net asset value per share           $       13.02      $       12.85
                                     =============      =============

                    Main Street Capital Corporation
                       Key Portfolio Statistics
                              (Unaudited)

                                              As of         As of
                                          June 30, 2008 March 31, 2008
                                          ------------- --------------

 Number of portfolio companies                 31              29

 DEBT PORTFOLIO STATISTICS:

 % of total portfolio as secured               84%             87%
   debt (at cost)

 % of debt portfolio as first lien             96%             95%
   debt (at cost)

 Weighted average effective yield (1)         13.6%           14.1%

 PORTFOLIO COMPANY CREDIT STATISTICS:

 Total net debt to EBITDA (2)              3.0 to 1.0     3.0 to 1.0

 Total EBITDA to interest expense (2)      2.7 to 1.0     2.4 to 1.0

 Net debt to EBITDA - excluding
  debt junior to Main Street (2)           2.5 to 1.0     2.6 to 1.0

 EBITDA to interest expense -
  excluding debt junior to Main Street (2) 3.1 to 1.0     3.0 to 1.0

 EQUITY PORTFOLIO STATISTICS:

 % of portfolio with equity ownership          87%             86%

 Average equity ownership (fully diluted)      27%             25%

 PORTFOLIO QUALITY:

 Weighted average investment ranking (3)       2.0             2.1

 % on non-accual status (at fair value)       0.9%            2.4%

 Notes:
 ------
 (1)  Weighted average effective yield is calculated based upon debt investments, excluding debt investments on non-accural status, on the indicated date and includes amortization of deferred debt fees and accretion of orginal issue discount.
 (2)  The portfolio company credit statistics are presented based upon the total net debt (interest-bearing debt less cash and cash equivalents) and related total interest expense of the portfolio companies, as well as exclusive of the net debt and interest expense related to portfolio company debt which is junior in priority to Main Street's debt investment. In addition, these statistics exclude one portfolio company with significant cash in excess of its outstanding debt and one development-stage portfolio company with a net debt to EBITDA ratio that exceeds
      15.0 to 1.0.
 (3)  Represents the dollar weighted average investment ranking based upon Main Street's internal ranking system, with "1" being the highest rated and "5" being the lowest rated.

CONTACT:  Main Street Capital Corporation
          Todd A. Reppert, President and CFO
          treppert@mainstcapital.com
          713-350-6000

          Dennard Rupp Gray and Easterly, LLC
          Ken Dennard
            713-529-6600
            ksdennard@drg-e.com
          Augustine Okwu
            404-532-0086
            gokwu@drg-e.com